                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 2006, and from May 31, 2006 (date of our last examination) through June 30, 2006.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2006, and from May 31, 2006 (date of our last examination) through June 30, 2006, with respect to securities reflected in the investment accounts of the Funds.


SCHWAB CAPITAL TRUST


/s/ Evelyn Dilsaver                                   January 5, 2007
-------------------------------------------           --------------------------
Evelyn Dilsaver                                       Date
President and Chief Executive Officer





/s/ George Pereira                                    January 5, 2007
-------------------------------------------           --------------------------
George Pereira                                        Date
Principal Financial Officer and Treasurer

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of June 30, 2006. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2006, (without prior notice to management) and with respect to agreement of security purchases and sales, for the period from May 31, 2006 (date of our last examination), through June 30, 2006:

- Review of the Funds' underlying mutual fund investments at June 30, 2006 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date;

- Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at June 30, 2006 with Boston Financial Data Services ("BFDS");

- Review of CSC's reconciliation of their books and records of the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at June 30, 2006, in all material respects;

- Agreement of the Funds' underlying mutual fund investments at June 30, 2006 recorded on the books and records of the Funds to the books and records of CSC.

- Confirmation with BFDS of total shares purchased and total shares redeemed for a sample of separate days during the period from May 31, 2006 through June 30, 2006, related to CSC's omnibus accounts for the underlying mutual fund investments.

- Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from May 31, 2006 through June 30, 2006 from the books and records of the Funds to the books and records of CSC.


We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2006 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
January 5, 2007

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:            Date examination completed:

                811-7704                                    June 30, 2006

2.    State Identification Number:

AL    --             AK    60055522      AZ    41146            AR            60017063      CA   505-6972        CO   IC 1993 06 160
CT    1032978        DE    45697         DC    60023975         FL            Exempt        GA   SC-MF-019938    HI   --
ID    58399          IL    60005106      IN    93-0319 IC       IA            I-60273       KS   2005S0001037    KY   60012844
LA    107373         ME    10008613      MD    SM20051285       MA            --            MI   9450744         MN   R-36652.1
MS    60038625       MO    1993-00496    MT    54740            NE            63529         NV   --              NH   --
NJ    BEM-2865       NM    20224         NY    S31-22-20        NC            3181          ND   AR190           OH   52592
OK    SE-2128837     OR    2005-808      PA    1993-05-025MF    RI            --            SC   MF15894         SD   34178
TN    RM05-3658      TX    C 77192       UT    006-9580-98      VT            6/29/05-30    VA   116961          WA   60039059
WV    MF 52718       WI    495564-03     WY    18237            PUERTO RICO                      S-29569

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:      Date examination completed:

                811-7704                              June 30, 2006

2.    State Identification Number:

AL    --             AK    60039730      AZ    20205            AR          60008428      CA   505-6972         CO   IC-1993-06-160
CT    214160         DE    339           DC    60009385         FL          Exempt        GA   SC-MF-019938     HI   --
ID    49355          IL    60005106      IN    93-0319 IC       IA          I-41482       KS   1998S0001357     KY   60005040
LA    106615         ME    213755        MD    SM19981147       MA          --            MI   924329           MN   R-36652.1
MS    MF-98-08-129   MO    1993-00496    MT    39119            NE          35,612        NV   --               NH   --
NJ    BEM-1167       NM    4944          NY    S-30-55-49       NC          3181          ND   V578             OH   52562
OK    SE-2119213     OR    1995-665-4    PA    1993-05-025MF    RI          --            SC   MF11533          SD   15702
TN    RM05-3658      TX    C-56104       UT    004-8656-45      VT          5/07/98-01    VA   116961           WA   60020838
WV    MF 32088       WI    349089-03     WY    18237            PUERTO RICO                    S-19466

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:      Date examination completed:

                   811-7704                          June 30, 2006

2.    State Identification Number:

AL  --          AK  60036878    AZ  13076        AR  60008422    CA  505-6972        CO  IC-1993-06-160

CT  214153      DE  3149        DC  60009290     FL  Exempt      GA  SC-MF-          HI  --
                                                                     019938
ID  45975       IL  60005106    IN  93-0319 IC   IA  I-34553     KS  1996S0000067    KY  60005040

LA  106615      ME  202648      MD  SM19950826   MA  95-0438     MI  928265          MN  R-36652.1
MS  MF-95-07-   MO  1993-       MT  33571        NE  29,687      NV  --              NH  --
    106             00496
NJ  BEM-1167    NM  11440       NY  S 27-32-26   NC  3181        ND  N129            OH  52562
OK  SE-2119210  OR  1995-665-1  PA  1993-05-     RI  --          SC  MF9250          SD  6517
                                    025MF
TN  RM05-3658   TX  C-48139     UT  004-8656-45  VT  7/24/95-14  VA  116961          WA  60014080
WV  BC-30435    WI  303932-03   WY  18237        PUERTO RICO         S-16021

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                 811-7704                                    June 30, 2006

2.    State Identification Number:

AL   --             AK   60036879     AZ   13077           AR   60008421     CA  505-6972       CO   IC-1993-06-160
CT   214151         DE   3150         DC   60009291        FL   Exempt       GA  SC-MF-019938   HI   --
ID   45978          IL   60005106     IN   93-0319 IC      IA   I-34554      KS  1996S0000069   KY   60005040
LA   106615         ME   202647       MD   SM19950827      MA   95-0423      MI  928266         MN   R-36652.1
MS   MF-95-07-083   MO   1993-00496   MT   33573           NE   29,680       NV  --             NH   --
NJ   BEM-1167       NM   15784        NY   --              NC   3181         ND  N130           OH   52562
OK   SE-2119211     OR   1995-665-2   PA   1993-05-025MF   RI   --           SC  MF9261         SD   6516
TN   RM05-3658      TX   C-48129      UT   004-8656-45     VT   7/24/95-13   VA  116961         WA   60014088
WV   BC-30436       WI   303935-03    WY   18237           PUERTO RICO           S-16019

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:           Date examination completed:

                 811-7704                                   June 30, 2006

2.    State Identification Number:

AL   --             AK   60034922     AZ   13078           AR   60008420     CA   505-6972       CO   IC-1993-06-160
CT   214152         DE   3151         DC   60009292        FL   Exempt       GA   SC-MF-019938   HI   --
ID   45976          IL   60005106     IN   93-0319 IC      IA   I-34555      KS   1996S0000068   KY   60005040
LA   106615         ME   202646       MD   SM19950820      MA   95-0424      MI   928267         MN   R-36652.1
MS   MF-95-07-080   MO   1993-00496   MT   33572           NE   29,681       NV   --             NH   --
NJ   BEM-1167       NM   15782        NY   S 27-32-28      NC   3181         ND   N131           OH   52562
OK   SE-2119212     OR   1995-665-3   PA   1993-05-025MF   RI   --           SC   MF9260         SD   6518
TN   RM05-3658      TX   C-48130      UT   004-8656-45     VT   7/24/95-15   VA   116961         WA   60014083
WV   BC-30437       WI   303933-03    WY   18237           PUERTO RICO            S-16002

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:          Date examination completed:

                811-7704                                  June 30, 2006

2.    State Identification Number:

AL   --           AK   60055518     AZ   41142           AR   60017059     CA   505-6972       CO   IC 1993 06 160
CT   1032982      DE   45693        DC   60023971        FL   Exempt       GA   SC-MF-019938   HI   --
ID   58395        IL   60005106     IN   93-0319 IC      IA   I-60269      KS   2005S0001033   KY   60012844
LA   107373       ME   10008609     MD   SM20051289      MA   --           MI   945073         MN   R-36652.1
MS   60038621     MO   1993-00496   MT   54741           NE   63524        NV   --             NH   --
NJ   BEM-2865     NM   20223        NY   S31-22-19       NC   3181         ND   AR186          OH   52592
OK   SE-2128833   OR   2005-804     PA   1993-05-025MF   RI   --           SC   MF15893        SD   34179
TN   RM05-3658    TX   C 77193      UT   006-9580-98     VT   6/29/05-31   VA   116961         WA   60039055
WV   MF52719      WI   495560-03    WY   18237           PUERTO RICO            S-29570

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:          Date examination completed:

               811-7704                                   June 30, 2006

2.    State Identification Number:

AL   --           AK   60055519     AZ   41143           AR   60017060     CA   505-6972       CO   IC 1993 06 160
CT   1032981      DE   45694        DC   60023972        FL   Exempt       GA   SC-MF-019938   HI   --
ID   58396        IL   60005106     IN   93-0319 IC      IA   I-60270      KS   2005S0001034   KY   60012844
LA   107373       ME   10008610     MD   SM20051288      MA   --           MI   945074         MN   R-36652.1
MS   60038622     MO   1993-00496   MT   54742           NE   63525        NV   --             NH   --
NJ   BEM-2865     NM   20222        NY   S31-22-18       NC   3181         ND   AR187          OH   52592
OK   SE-2128834   OR   2005-805     PA   1993-05-025MF   RI   --           SC   MF15892        SD   34177
TN   RM05-3658    TX   C 77194      UT   006-9580-98     VT   6/29/05-32   VA   116961         WA   60039056
WV   MF 52720     WI   495561-03    WY   18237           PUERTO RICO            S-29571

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:         Date examination completed:

                811-7704                                 June 30, 2006

2.    State Identification Number:

AL   --           AK   60055521     AZ   41144           AR   60017062     CA   505-6972       CO   IC 1993 06 160
CT   1032980      DE   45695        DC   60023974        FL   Exempt       GA   SC-MF-019938   HI   --
ID   58398        IL   60005106     IN   93-0319 IC      IA   I-60272      KS   2005S0001036   KY   60012844
LA   107373       ME   10008612     MD   SM20051290      MA   --           MI   945076         MN   R-36652.1
MS   60038624     MO   1993-00496   MT   54744           NE   63527        NV   --             NH   --
NJ   BEM-2865     NM   20221        NY   S31-22-16       NC   3181         ND   AR188          OH   52592
OK   SE-2128835   OR   2005-807     PA   1993-05-025MF   RI   --           SC   MF15891        SD   34176
TN   RM05-3658    TX   C 77195      UT   006-9580-98     VT   6/29/05-33   VA   116961         WA   60039058
WV   MF 52721     WI   495563-03    WY   18237           PUERTO RICO            S-29572

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:          Date examination completed:

                811-7704                                  June 30, 2006

2.    State Identification Number:

AL   --           AK   60055520     AZ   41145           AR   60017061     CA   505-6972       CO   IC 1993 06 160
CT   1032979      DE   45696        DC   60023973        FL   Exempt       GA   SC-MF-019938   HI   --
ID   58397        IL   60005106     IN   93-0319 IC      IA   I-60271      KS   2005S0001035   KY   60012844
LA   107373       ME   10008611     MD   SM20051291      MA   --           MI   945075         MN   R-36652.1
MS   60038623     MO   1993-00496   MT   54743           NE   63528        NV   --             NH   --
NJ   BEM-2865     NM   20220        NY   S31-22-17       NC   3181         ND   AR189          OH   52592
OK   SE-2128836   OR   2005-806     PA   1993-05-025MF   RI   --           SC   MF15890        SD   34175
TN   RM05-3658    TX   C 77196      UT   006-9580-98     VT   6/29/05-34   VA   116961         WA   60039057
WV   MF 52722     WI   495562-03    WY   18237           PUERTO RICO            S-29573

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104